UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 2, 2017

PRECIPIO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36439	91-1789357
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Science Park, New Haven, CT 06511

(Address of principal executive offices) (Zip Code)

(203) 787-7888

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 2, 2017, Precipio, Inc. (the “Company”) entered into a Placement Agency Agreement (the “Placement Agreement”) with Aegis Capital Corp. for the sale on a reasonable best efforts basis of 2,748 units, each consisting of one share of the Company’s Series C Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), convertible into a number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), equal to $1,000 divided by $1.40 and warrants to purchase up to 1,962,857 shares of common stock with an exercise price of $1.63 per share (the “Warrants”) at a combined offering price of $1,000 per unit, in a registered direct offering. The Series C Preferred Stock includes a beneficial ownership blocker but has no dividend rights (except to the extent dividends are also paid on the Common Stock). The securities comprising the units are immediately separable and will be issued separately.

The gross proceeds to the Company from the sale of the Preferred Stock and Warrants, before deducting the placement agent fee and other estimated offering expenses payable by the Company and assuming no exercise of the Warrants, are expected to be $2,748,000. The Company expects to use the net proceeds of the offering for general corporate purposes, including, but not limited to, growth of the Company’s sales force and business development team, progression of the Company’s product development and working capital. The offering is expected to close on or before November 7, 2017, subject to the satisfaction of customary closing conditions.

The Preferred Stock and Warrants are being offered and sold pursuant to a base prospectus dated February 13, 2015 and a final prospectus supplement that will be filed with the U.S. Securities and Exchange Commission (the “SEC”) by November 6, 2017, in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-201907) filed on February 6, 2015 and declared effective by the SEC on February 13, 2015. Aegis Capital Corp. is acting as lead placement agent for the offering.

The Placement Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The Placement Agreement has been filed with this report to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Placement Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Placement Agreement.

The Warrants will have a per share exercise price of $1.63, are exercisable on the six-month anniversary of the date of issuance and will expire five years from the date on which they are initially exercisable. The terms of the Warrants prohibit a holder from exercising its Warrants if doing so would result in such holder (together with its affiliates) beneficially owning more than 4.99% of the Company’s outstanding shares of Common Stock after giving effect to such exercise, provided that, at the election of a holder and notice to the Company, such beneficial ownership limitation may be increased to 9.99% of the Company’s outstanding shares of Common Stock after giving effect to such exercise. The Company does not plan to apply to list the Warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

The terms of the Series C Preferred Stock are set forth in the Certificate of Designation which is filed as Exhibit 3.1 hereto and incorporated by reference herein and which the Company expects to file with the Delaware Secretary of State prior to the closing of the offering. The Company does not intend to list the Series C Preferred Stock to be sold in this offering on any stock exchange.

The legal opinion of Goodwin Procter LLP relating to the Common Stock being offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The foregoing is only a brief description of the material terms of the Certificate of Designation for Series C Stock, the Warrants and the Placement Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the form of Certificate of Designation for Series C Stock, the form of Warrant and the Placement Agreement that are filed as Exhibits 3.1, 4.1 and 10.1, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01	Other Events.

On November 3, 2017, the Company issued a press release announcing the pricing of the offering. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

3.1	Form of Certificate of Designation for Series C Preferred Stock

4.1	Form of Warrant

5.1	Opinion of Goodwin Procter LLP

10.1	Placement Agency Agreement, dated as of November 2, 2017, by and between Precipio, Inc. and Aegis Capital Corp.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

99.1	Press Release of Precipio, Inc. dated November 3, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECIPIO, INC.

By:	/s/ Ilan Danieli
Name:	Ilan Danieli
Title:	Chief Executive Officer

Date:    November 3, 2017

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